EXHIBIT 2.1




                           ASSET PURCHASE AGREEMENT


                              dated June 9, 2002


                                     among


                            Newmont USA Limited dba
                          Newmont Mining Corporation,


                           Echo Bay Exploration Inc.


                                      and


                           Echo Bay Minerals Company



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                               Table of Contents

                                                                          Page

Article 1.   Definitions.....................................................1

Article 2.   Purchase and Sale of Assets.....................................4

   2.1       Covenant of Purchase and Sale...................................4

   2.2       Excluded Assets.................................................5

   2.3       Assumed Liabilities.............................................5

   2.4       No Additional Consideration.....................................6

Article 3.   Related Matters.................................................6

   3.1       Termination of Certain Obligations..............................6

   3.2       Bulk Sales......................................................6

   3.3       Transfer Taxes..................................................6

Article 4.   Buyer's Representations and Warranties..........................6

   4.1       Organization of Buyer...........................................6

   4.2       Authority.......................................................6

   4.3       No Conflict; Required Consents..................................7

Article 5.   Sellers' Representations and Warranties.........................7

   5.1       Organization and Qualification of Sellers.......................7

   5.2       Authority.......................................................7

   5.3       No Conflict; Required Consents..................................7

   5.4       Title to Assets.................................................7

   5.5       Properties......................................................8

   5.6       Acquired Contracts..............................................8

   5.7       Litigation......................................................8

   5.8       Compliance with Legal Requirements, Acquired Governmental
               Permits.......................................................9

   5.9       Environmental...................................................9

   5.10      Bonds...........................................................9

Article 6.   Covenants......................................................10

   6.1       Certain Affirmative Covenants of Sellers.......................10

   6.2       Certain Negative Covenants of Sellers..........................10

   6.3       Required Consents..............................................10

   6.4       Confidentiality................................................11

   6.5       Employee Matters...............................................11

   6.6       Deliveries.....................................................12

Article 7.   Conditions Precedent...........................................12

   7.1       Conditions to Buyer's Obligations..............................12

   7.2    Conditions to Sellers' Obligations................................13

Article 8.   Closing........................................................14

   8.1       Closing; Time and Place........................................14

   8.2       Sellers' Obligations...........................................14

   8.3       Buyer's Obligations............................................15

Article 9.   Termination and Default........................................15

   9.1       Termination Events.............................................15

   9.2       Effect of Termination..........................................16

Article 10.  Indemnification................................................16

   10.1      Indemnification by Sellers.....................................16


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                                                                          Page

   10.2      Indemnification by Buyer.......................................16

   10.3      Procedure for Indemnified Third Party Claim....................17

   10.4      Payment of Indemnification Amounts and Related Matters.........17

   10.5      Survival.......................................................17

   10.6      Other Indemnification..........................................18

Article 11.  Miscellaneous Provisions.......................................18

   11.1      Expenses.......................................................18

   11.2      Brokerage......................................................18

   11.3      Waivers........................................................18

   11.4      Notices........................................................18

   11.5      Entire Agreement; Amendments...................................19

   11.6      Binding Effect; Benefits.......................................19

   11.7      Headings, Schedules, and Exhibits..............................19

   11.8      Counterparts...................................................19

   11.9      Governing Law..................................................19

   11.10     Severability...................................................20

   11.11     Third Parties; Joint Ventures..................................20

   11.12     Construction...................................................20

   11.13     Attorneys' Fees................................................20

   11.14     Risk of Loss; Condemnation.....................................20


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                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (this "Agreement") is made and entered into as of June 9, 2002, by and among Newmont USA Limited, a Delaware corporation dba Newmont Mining Corporation ("Buyer"), Echo Bay Exploration Inc., a Delaware corporation ("EBE"), and Echo Bay Minerals Company, a Delaware corporation ("EBM") (each of EBE and EBM sometimes are referred to individually in this Agreement as a "Seller," and collectively as the "Sellers").


                                   Recitals

     A. Sellers own certain patented and unpatented mining claims in Lander County, Nevada, on which they have developed and operated an underground mine and two open pit mines and have constructed and operate an ore milling facility. Such properties, mines and mill collectively are known as the "McCoy/Cove Complex."

     B. Sellers also own certain ore milling equipment which is in storage in Tonapah, Nevada.

     C. Sellers desire to sell to Buyer the properties and the other tangible assets of the McCoy/Cove Complex and such stored mill equipment, and Buyer desires to acquire such assets from Sellers, on the terms and subject to the conditions stated in this Agreement.

                                  Agreements

     In consideration of the mutual covenants in this Agreement, Buyer and Sellers agree as follows:

                                   ARTICLE 1

                              Certain Definitions

     As used in this Agreement, the following terms, whether in singular or plural forms, shall have the following meanings:

     "Acquired Contracts" has the meaning given in Section 2.1.

     "Acquired Equipment" has the meaning given in Section 2.1.

     "Acquired Governmental Permits" has the meaning given in Section 2.1.

     "Acquired Properties" has the meaning given in Section 2.1.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

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     "Assets" has the meaning given in Section 2.1.

     "Assumed Liabilities" has the meaning given in Section 2.3.

     "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

     "Closing" has the meaning given in Section 8.1.

     "Closing Date" means the date on which Closing occurs.

     "Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation, or agreement, and any oral obligation, right, or agreement.

     "Encumbrance" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to royalties, reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder and published interpretations with respect thereto.

     "Excluded Assets" has the meaning given in Section 2.2.

     "Filippini Water Lease" means the Lease Agreement dated November 24, 1987, among Echo Bay Minerals Company, Henry A. and Marian Filippini, Marty Ann Echevarria, Daniel Edward Filippini, Kathy Diane Marvel, Jill Marie Paris and Angela Gale Mariluch.

     "Governmental Authority" means the United States of America or any other country or sovereign entity, any state, commonwealth, territory, or possession thereof, and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities.

     "Governmental Permits" means franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority.

     "Hazardous Substances" means any pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes which are regulated by any Governmental Authority or Legal Requirements, including but not limited to: (i) any petroleum or petroleum compound (refined or crude), flammable substance, explosive, radioactive material or any other material or

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pollutant which pose a hazard or potential hazard to real property or Persons;
(ii) asbestos or any asbestos-containing material of any kind or character;
(iii) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; (iv) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. ss. 1251 et seq.; (v) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 135 et seq.; (vi) "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substans Control Act, 15 U.S.C. ss. 2601 et seq.; (vii) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq.; and
(viii) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq.

     "Judgment" means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, magistrate or arbitrator, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

     "knowledge" of any Person of or with respect to any matter means that such Person (if a natural person) or any of the officers, directors, and senior managers of such Person (if not a natural Person) has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

     "Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, or procedure enacted, adopted, promulgated, applied, or followed by any Governmental Authority, including any Judgment.

     "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment.

     "Losses" means any claims, losses, liabilities, damages, Encumbrances, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

     "Outside Closing Date" has the meaning given in Section 9.1.

     "Patented Claims" has the meaning given in Section 2.1.

     "Permitted Encumbrances" means the following Encumbrances: (i) liens for Taxes not yet due and payable; (ii) zoning laws and ordinances and similar Legal Requirements; (iii) rights reserved to any Governmental Authority to regulate the affected Assets; and (iv) only to the extent relating to the production of minerals from the Properties following Closing, the Summa Royalty.

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     "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

     "Prime Rate" means the rate announced from time to time by Chase Manhattan Bank at its head office, as its prime rate for loans to commercial customers (which may not be the lowest rate at which it loans funds).

     "Related Transactions" has the meaning given in Section 7.1.

     "Required Consents" means all franchises, licenses, authorizations, approvals and consents required under Governmental Permits, Contracts or otherwise for (i) Sellers to transfer any of the Assets to Buyer; (ii) Buyer to own, lease, use and operate the Assets; and (iii) Buyer to assume and perform the Acquired Governmental Permits and the Acquired Contracts as provided in this Agreement.

     "Summa Royalty" means the royalty granted under the Letter Agreement dated April 12, 1977 by and between Summa Corporation and Houston Oil & Minerals Corporation, as amended by Amendment Number 1 dated July 2, 1985 and Amendment Number 2 dated March 13, 1986.

     "Taxes" means all levies, charges and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise, or property taxes, together with any interest thereon and any penalties, additions to tax, or additional amounts applicable thereto.

     "Transaction Documents" means all instruments and documents executed and delivered by Buyer or any Seller or any officer, director, or Affiliate of any of them in connection with this Agreement or the transactions contemplated hereby.

     "Unpatented Claims" has the meaning given in Section 2.1.

                                   ARTICLE 2

                         Purchase and Sale of Assets.

     2.1 Covenant of Purchase and Sale. Subject to the terms and conditions in this Agreement, at Closing Sellers shall convey, assign, and transfer to Buyer, and Buyer shall acquire from Sellers, for the consideration and on the terms set forth in this Agreement, free and clear of all Encumbrances other than Permitted Encumbrances, all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in the ownership, operation, closure remediation or reclamation of the McCoy/Cove Complex and in which Sellers have any right, title or interest or in which they acquire any right, title or interest on or before the Closing Date (collectively, the "Assets"), including but not limited to the following:

          (a) all of the patented mining claims (the "Patented Claims"), unpatented mining claims (the "Unpatented Claims"), easements, rights-of-way and other interests in real

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property relating to the McCoy/Cove Complex, and all mill facilities, buildings, structures and other improvements thereon (collectively, the "Acquired Properties"), as described on Schedule 2.1(a);

          (b) all equipment and other tangible personal property owned, leased, used or held for use in the ownership, operation, closure, remediation or reclamation of, or located at, the McCoy/Cove Complex, and all items of milling equipment owned by Sellers and located in Tonapah, Nevada (the "Acquired Equipment"), the principal items of which are described on Schedule 2.1(b);

          (c) all ore in stockpiles or on leaching pads, and all metals in concentrate or solution located at the McCoy/Cove Complex;

          (d) all Governmental Permits pertaining to the ownership, operations, closure, remediation or reclamation of the McCoy/Cove Complex (the "Acquired Governmental Permits"), as described on Schedule 2.1(d);

          (e) any other Contracts pertaining to the ownership, operation, closure, remediation or reclamation of the McCoy/Cove Complex (the "Acquired Contracts"), as described on Schedule 2.1(e); and

          (f) all claims against third parties arising out of or relating to the ownership, operation, closure, reclamation or remediation of the McCoy/Cove Complex, and all other intangible assets relating thereto.

     2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Assets shall not include any of the following (the "Excluded Assets"), all rights, titles and interests in which shall be retained by Sellers: (i) insurance policies and rights and claims thereunder (except as otherwise provided in Section 11.14); (ii) accounts receivable; (iii) bonds, letters of credit, surety instruments, and other similar items; (iv) cash and cash equivalents; (v) all rights, titles and interests of Sellers or their Affiliates under or with respect to the Pyrite Concentrate Agreement dated as of December 4, 2001, as amended by Addendum to Pyrite Concentrate Agreement dated as of March 5, 2002, between EBM and Newmont; (vi) all rights, titles and interests of Sellers or their Affiliates under the Filippini Water Lease, but only if Buyer notifies Sellers in writing prior to September 27, 2002 that the Filippini Water Lease shall constitute an Excluded Asset; and (vii) the other Contracts, rights, assets and/or properties, if any, designated in writing by Buyer to Sellers within ten days following Buyer's receipt from Sellers of the Schedules to this Agreement in accordance with Section 6.6 (each of which Contracts, rights, assets and/or properties shall constitute Excluded Assets, and shall not be included in the Assets, even though they may be described in the Schedules).

     2.3 Assumed Liabilities. After Closing, Buyer shall assume, pay, discharge, and perform the following (the "Assumed Liabilities"): (i) all liabilities and obligations of Sellers for the reclamation of the Acquired Properties or the remediation of any Hazardous Substances on the Acquired Properties resulting from the operations of Sellers on the Acquired Properties; (ii) those obligations and liabilities attributable to periods after Closing under the Acquired Contracts and Acquired Governmental Permits; and (iii) all obligations and liabilities arising out

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of Buyer's ownership of the Assets or operation or closure of the McCoy/Cove
Complex after Closing. Except only for Assumed Liabilities, Buyer does not assume and shall not have any responsibility for any liabilities or obligations of Sellers, including but not limited to liabilities or obligations associated with Excluded Assets.

     2.4 No Additional Consideration. Except only for its assumption of the Assumed Liabilities, Buyer shall not pay or give Sellers any consideration for the Assets.

                                   ARTICLE 3

                               Related Matters.

     3.1 Termination of Certain Obligations. At Closing, and effective as of the Closing Date, Buyer and Sellers shall, and shall cause their Affiliates to, terminate and release all of their respective rights and obligations under: (i) Section 2.3(a)(iv) of the Reciprocal Option Agreement dated as of May 23, 2000, between Buyer and Echo Bay Mines Ltd., as amended by First Amendment dated July 7, 2000; and (ii) the Corrective Royalty Agreement dated as of July 7, 2000, among Newmont Russia Holdings Limited, Echo Bay Mines Ltd. and EBE.

     3.2 Bulk Sales. Buyer and Sellers each waives compliance by the other with bulk sales Legal Requirements applicable to the transactions contemplated this Agreement.

     3.3 Transfer Taxes. All sales, use, transfer, and similar Taxes arising from or payable by reason of the transactions contemplated by this Agreement shall be shared equally between Buyer and Sellers.

                                   ARTICLE 4

                    Buyer's Representations and Warranties.

     Buyer represents and warrants to Sellers, as of the date of this Agreement and as of Closing, as follows:

     4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in Nevada.

     4.2 Authority. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

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     4.3 No Conflict; Required Consents. The execution, delivery, and performance by Buyer of this Agreement do not and will not: (i) conflict with or violate any provision of the charter or bylaws of Buyer; (ii) violate any provision of any Legal Requirements; or (iii) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

                                   ARTICLE 5

                   Sellers' Representations and Warranties.

     Sellers jointly and severally represent and warrant to Buyer, as of the date of this Agreement and as of Closing, as follows:

     5.1 Organization and Qualification of Sellers. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Each Seller is duly qualified to do business as a foreign corporation and is in good standing in Nevada.

     5.2 Authority. Each Seller has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of Sellers have been duly and validly authorized by all necessary action on the part of Sellers. This Agreement has been duly and validly executed and delivered by Sellers, and is the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

     5.3 No Conflict; Required Consents. The execution, delivery, and performance by Sellers of this Agreement do not and will not: (i) conflict with or violate any provision of the charter or bylaws of any Seller; (ii) violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), accelerate, or permit the acceleration of the performance required by, any Contract or Encumbrance to which any Seller is a party or by which any Seller or the assets or properties owned or leased by any Seller are bound or affected; (iv) result in the creation or imposition of any Encumbrance against or upon any of the Assets; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

     5.4 Title to Assets. Sellers have exclusive, good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than the Properties to which the representations and warranties in Section 5.5 apply), and such Assets are free and clear of all Encumbrances of any kind or nature, except: (i) Permitted Encumbrances; and (ii) restrictions stated in the Acquired Governmental Permits. Except as disclosed on Schedule 2.1(a), none of the Acquired Equipment is leased by any Seller from any other Person.

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     5.5 Properties.

          (a) Sellers have good and marketable title to the Patented Claims.

          (b) (i) Subject to the paramount title of the United States of America (the "U.S."), Sellers are the sole owners of all of the Unpatented Claims; (ii) each of the Unpatented Claims has been validly located, filed, recorded, and maintained in compliance with the past and current Legal Requirements of the U.S. and the State of Nevada; (iii) Sellers have timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) as they pertain to the Unpatented Claims; (iv) the Unpatented Claims are subsisting mining claims, valid and in good standing under the laws and regulations applicable thereto; and (v) Sellers have performed assessment work upon the Unpatented Claims, or paid the applicable holding fees in lieu thereof that have become due and payable prior to the date of this Agreement, and have recorded and filed proof thereof, all of which work, recordings, and filings have been completed in accordance with the applicable Legal Requirements pertaining to assessment work.

          (c) Except only for the Permitted Encumbrances: (i) the Acquired Properties are not subject to any royalties, overriding royalties, net profit interests, payments on or out of production, or any other burden, restriction or Encumbrance, and (ii) the Properties are free from adverse claims of third parties;

     5.6 Acquired Contracts.

          (a) Except for the Acquired Contracts described on Schedule 2.1(a), and Contracts included in the Excluded Assets, no Seller is bound or affected by any of the following that relate to ownership, operation, closure, remediation or reclamation of the McCoy/Cove Complex: (i) leases or subleases of real property (including water) or personal property (whether as lessor or lessee); (ii) Contracts with consultants or independent contractors; or (iii) Contracts other than those described in any other clause of this paragraph that are material to the ownership, operation, closure, remediation or reclamation of the McCoy/Cove Complex.

          (b) Each of the Acquired Contracts is valid, in full force and effect, and enforceable in accordance with its terms against the parties thereto other than Sellers, and Sellers have fulfilled when due, or have taken all action necessary to enable them to fulfill when due, all of their respective obligations thereunder. There has not occurred any default (without regard to lapse of time, the giving of notice, the election of any Person other than Sellers, or any combination thereof) by Sellers nor, to the knowledge of any Seller, has there occurred any default (without regard to lapse of time, the giving of notice, the election of Sellers, or any combination thereof) by any Person other than Sellers under any of the Acquired Contracts. No Seller nor, to the knowledge of any Seller, any other Person is in arrears in the performance or satisfaction of its obligations under any of the Acquired Contracts, and no waiver or indulgence has been granted by any of the parties thereto.

     5.7 Litigation. Except for pending litigation in Nevada state courts between Summa Corporation and EBE with respect to the calculation of amounts payable under the Summa Royalty (Summa Corporation v. Echo Bay Exploration Inc. and Echo Bay Management Corp., in

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the District Court for Clark County, Nevada, case number A-311583, appealed to the Nevada Supreme Court, case number 31292), there is no Litigation pending or, to Sellers' knowledge, threatened, or any Judgment currently outstanding, relating to, involving or affecting all or any part of the Assets or the McCoy/Cove Complex.

     5.8 Compliance with Legal Requirements, Acquired Governmental Permits.

          (a) The ownership, leasing and use of the Assets as they are currently, and as they have in the past been, owned, leased and used by Sellers and the operation, closure, remediation and reclamation of the McCoy/Cove Complex as it currently is, and as it has in the past been, conducted by Sellers do not violate any Legal Requirements. Sellers have not received any notice claiming a violation by any Seller of any Legal Requirement applicable to the McCoy/Cove Complex or the operation, closure, remediation and reclamation thereof, as it currently is and as it has in the past been conducted, and to Sellers' knowledge there is no basis for any claim that such a violation exists.

          (b) All of the Acquired Governmental Permits are listed on Schedule 2.1(d). The Acquired Governmental Permits are currently in full force and effect, and are valid under all applicable Legal Requirements according to their terms. There is no Litigation pending or, to Sellers' knowledge, threatened, to terminate, suspend or modify any Acquired Governmental Permit and Sellers are in compliance with the terms and conditions of all the Acquired Governmental Permits and with other applicable Legal Requirements relating to the Acquired Governmental Permits, including but not limited to all requirements for notification, filing, reporting, posting and maintenance of logs and records.

     5.9 Environmental. Any disposals, releases, or threatened releases of reportable quantities of Hazardous Substances on, from, or under the Acquired Properties, occurring during Sellers' possession of the Acquired Properties, have been reported on a timely basis to the applicable Governmental Authority in accordance with applicable Legal Requirements; there have occurred no such disposals, releases or threatened releases that are reportable to any Governmental Authority under any Legal Requirements within any period of time that has not yet expired; and there are no outstanding notices of violation or other administrative proceeding affecting the Assets or Sellers in respect of any such disposals, releases or threatened releases. Sellers have no knowledge of the presence of, or of any disposals, releases, or threatened releases of reportable quantities of Hazardous Substances on, from or under, the Acquired Properties which may have occurred prior to Sellers taking possession of the Acquired Properties.

     5.10 Bonds. Schedule 5.10 describes all bonds and similar instruments required by any Governmental Authority to be maintained with respect to the operation, closure, reclamation or remediation of the McCoy/Cove Complex.

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                                   ARTICLE 6

                                  Covenants.

     6.1 Certain Affirmative Covenants of Sellers. Except as Buyer may otherwise consent in writing, between the date of this Agreement and Closing Sellers shall:

          (a) (i) duly comply with all Legal Requirements applicable to the McCoy/Cove Complex and the operation, closure, remediation and reclamation thereof; (ii) perform all of its obligations under all of the Acquired Contracts and Acquired Governmental Permits without default; (iii) maintain the Assets in their current condition, ordinary wear and tear excepted.

          (b) (i) give to Buyer, and its counsel, accountants, and other representatives, on reasonable notice, full access during normal business hours to the McCoy/Cove Complex, the Assets, and all files, abstracts of title, title reports and similar or related records relating to the Properties or the McCoy/Cove Complex; provided, however, that no investigation by Buyer or its representatives shall affect or limit the scope of any of the representations and warranties of Sellers in the Agreement or in any Transaction Document or limit the liability of Sellers for any breach of such representations and warranties; and

          (c) promptly notify Buyer of any circumstance, event, or action by any Seller or otherwise (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or
(ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Sellers in this Agreement not being true and correct when made or at Closing.

     6.2 Certain Negative Covenants of Sellers. Except as Buyer may otherwise consent in writing (which consent, in the case of paragraph (b) below, Buyer shall not unreasonably withhold), or as contemplated by this Agreement, between the date of this Agreement and Closing Sellers shall not:

          (a) dispose of any of the Assets;

          (b) modify, terminate, renew, suspend, or abrogate any Acquired Governmental Permit or Acquired Contract; or

          (c) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties of Sellers in this Agreement not being true and correct when made or at Closing.

     6.3 Required Consents. Sellers shall exercise their reasonable best efforts to obtain, as soon as possible and at their expense, all Required Consents; provided, however, that Sellers shall not agree or accede to any amendments or modifications of, or any condition to the transfer to Buyer of, any Acquired Contract or Acquired Governmental Permit, that are not acceptable to Buyer in its discretion. Buyer shall cooperate reasonably with such efforts of Sellers.

     6.4 Confidentiality.

          (a) Any non-public information that Buyer may obtain from Sellers in connection with this Agreement with respect to the McCoy/Cove Complex shall be deemed confidential and, unless and until Closing shall occur, Buyer shall not disclose any such information to any third party (other than its directors, officers and employees, and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use such information for any commercial purpose; provided, however, that (i) Buyer may use and disclose any such information once it has been publicly disclosed (other than by Buyer in breach of its obligations under this Section) or which rightfully has come into the possession of Buyer (other than from any Seller); (ii) Buyer may disclose such information to its officers, directors, agents, employees, representatives, advisors and lenders as necessary in connection with the transactions contemplated in this Agreement or the Related Transactions; and (iii) to the extent that Buyer may become compelled by Legal Requirements to disclose any of such information, Buyer may disclose such information if it shall have used all reasonable efforts, and shall have afforded Sellers the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

          (b) Any non-public information that Sellers shall obtain from Buyer in connection with this Agreement with respect to Buyer or any of its Affiliates shall be deemed confidential, and Sellers shall not disclose such information to any third party or use such information for any commercial purpose; provided, however, that (i) Sellers may use and disclose any such information once it has been publicly disclosed (other than by Sellers in breach of their obligations under this Section) or which rightfully has come into the possession of Sellers (other than from Buyer); (ii) Sellers may disclose such information to their officers, directors, agents, employees, representatives, advisors and lenders as necessary in connection with the transactions contemplated in this Agreement or the Related Transactions; and
(iii) to the extent that Sellers may become compelled by Legal Requirements to disclose any of such information, Sellers may disclose such information if they shall have used all reasonable efforts, and shall have afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

          (c) Except as required by applicable Legal Requirements, neither Sellers nor Buyer shall make any press release or public announcement or statement without the prior written consent and approval of the other. Sellers and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements or statements, and any oral or written statements to Sellers' employees concerning this Agreement and the transactions contemplated hereby.

     6.5 Employee Matters.

          (a) Prior to Closing Sellers shall terminate all of their employees involved in the operations of the McCoy/Cove Complex (the "Sellers Employees"). Sellers shall pay the Sellers Employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled.

          (b) Sellers shall be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by Sellers pursuant to the provisions of such plans. Buyer assumes neither any liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by Sellers.

          (c) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Sellers or arising under any Legal Requirement affecting the Sellers Employees shall remain the responsibility of Sellers.

     6.6 Deliveries. Within forty-five days following the date of this Agreement, Sellers shall deliver to Buyer the following:

          (a) complete and correct copies of each of the Acquired Contracts, including any amendments thereto (or, in the case of oral Acquired Contracts, true and complete written summaries thereof);

          (b) complete and correct copies of the Acquired Governmental
Permits;

          (c) complete and correct copies of, or access (with the right and means to copy) to (i) all studies, reports, surveys or other materials in Sellers' possession or to which Sellers have access relating to the presence or alleged presence of Hazardous Substances at, on or affecting any of the Acquired Properties; (ii) all notices or other materials in Sellers' possession or to which Sellers have access that were received from any Governmental Authority having the power to administer or enforce any Legal Requirements relating to current or past ownership, use or operation of any parcel of the Acquired Properties or activities at any of the Acquired Properties; and (iii) all materials in Sellers' possession or to which Sellers have access relating to any claim, allegation or action by any private third party under any Legal Requirements; and

          (d) copies of all of the Schedules to this Agreement completed with a reasonable degree of detail and in form reasonably acceptable to Buyer.

                                   ARTICLE 7

                             Conditions Precedent.

     7.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Buyer:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Sellers in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing.

          (b) Performance Of Agreements. Sellers shall have, in all material respects, performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by them at or before Closing.

          (c) Officers' Certificates. Buyer shall have received a certificate executed by an executive officer of each Seller, dated as of Closing, reasonably satisfactory in form and substance to Buyer, certifying that the conditions specified in paragraphs 7.1(a) and (b) have been satisfied.

          (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated, which (i) enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement; or (ii) requires separation or divestiture by Buyer of all or any significant portion of the Assets after Closing, nor shall there be any pending or threatened Litigation seeking (or which if successful would have the effect of) either (i) or (ii).

          (e) Filippini Water Lease Termination. If Buyer notifies Sellers in accordance with Section 2.2 that the Filippini Water Lease shall constitute an Excluded Asset, the Filippini Water Lease shall have been terminated without liability or obligation to Buyer, as evidenced to Buyer's reasonable satisfaction.

          (f) Required Consents. Buyer shall have received evidence, in form and substance satisfactory to it, that there have been obtained all Required Consents.

          (g) Releases of Encumbrances. Sellers shall have delivered to Buyer releases, in form and substance satisfactory to Buyer, of all Encumbrances affecting any of the Assets other than Permitted Encumbrances.

          (h) Consummation of Related Transactions. There shall have been consummated the transactions contemplated by the Combination Agreement, executed concurrently with the execution of this Agreement, by and among Kinross Gold Corporation, TVX Gold Inc. and Echo Bay Mines Ltd. (the "Related Transactions").

     7.2 Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Sellers:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing.

          (b) Performance of Agreements. Buyer shall have, in all material respects, performed all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

          (c) Officer's Certificate. Sellers shall have received a certificate executed by an executive officer of Buyer, dated as of Closing, reasonably satisfactory in form and substance to Sellers, certifying that the conditions specified in paragraphs 7.2(a) and (b) have been satisfied.

          (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement, nor shall there be any pending or threatened Litigation seeking (or which if successful would have the effect of) any of the foregoing.

          (e) Consummation of Related Transactions. The Related Transactions shall have been consummated.

                                   ARTICLE 8

                                   Closing.

     8.1 Closing; Time and Place. The closing of the transactions contemplated by this Agreement ("Closing") shall take place on, or within five Business Days following, the date on which the Related Transactions are consummated, at a time and location mutually determined by Sellers and Buyer; provided, however, that either party may, at its option, postpone Closing on one or more occasions to a later date (but in no event later than the Outside Closing
Date), in order to allow for the satisfaction of the conditions to the obligations of such party stated in Sections 7.1 or 7.2, as applicable.

     8.2 Sellers' Obligations. At Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

          (a) Bill of Sale and General Assignment. A Bill of Sale and General Assignment in the form of Exhibit 8.2(a), executed by each Seller.

          (b) GBS Deeds. A Grant, Bargain and Sale Deed in the form attached as Exhibit 8.2(b), with respect to the Patented Claims owned by each Seller, executed by such Seller.

          (c) Mining Deeds. A Mining Deed in the form attached as Exhibit 8.2(c), with respect to the Unpatented Claims owned by each Seller, executed by such Seller.

          (d) Kuranakh Termination Agreement. A counterpart Termination Agreement in the form attached as Exhibit 8.2(d) (the "Kuranakh Termination Agreement"), executed by Sellers' Affiliate Echo Bay Mines Ltd.

          (e) Vehicle Titles. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Buyer, and separate bills of sale therefor, if required by the laws of the State of Nevada, executed for transfer by the applicable Seller.

          (f) FIRPTA Affidavit. An affidavit of the Sellers, under penalty of perjury, that each Seller is not a "foreign person" (as defined in the Foreign Investment in Real Property Tax Act and applicable regulations) and that Buyer is not required to withhold any portion of the consideration payable under this Agreement under the provisions of such Act, in the form attached as
Exhibit 8.2(f).

          (g) Officer's Certificate. The certificate described in paragraph 7.1(c).

          (h) Evidence of Corporate Actions. Certified resolutions of the boards of directors of Sellers, or other evidence reasonably satisfactory to Buyer, that Sellers have taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

          (i) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

     8.3 Buyer's Obligations. At Closing, except as otherwise provided below, Buyer shall deliver or cause to be delivered to Sellers the following:

          (a) Assumption Agreement. An Assumption Agreement in the form attached as Exhibit 8.3(a), executed by Buyer.

          (b) Kuranakh Termination Agreement. A counterpart of the Kuranakh Termination Agreement, executed by Buyer and its Affiliate Newmont Russia Holdings Limited.

          (c) Officer's Certificate. The certificate described in paragraph 7.2(c).

          (d) Evidence of Corporate Actions. Certified resolutions of the board of directors of Buyer, or other evidence reasonably satisfactory to Sellers, that Buyer has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

          (e) Other. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

                                   ARTICLE 9

                           Termination and Default.

     9.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          (a) at any time, by the mutual agreement of the Buyer and Sellers;

          (b) by either Buyer or Sellers, at any time, if the other or others is or are in material breach or default of its or their respective covenants, agreements, or other obligations in this Agreement, or if any of its or their representations in this Agreement are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate;

          (c) by either Buyer or Sellers upon written notice to the other or others, if any of the conditions to its or their obligations set forth in Sections 7.1 and 7.2, respectively, shall not have been satisfied on or before December 31, 2002 (the "Outside Closing Date"), for any reason other than a material breach or default by such party or parties of its or their respective covenants, agreements, or other obligations under this Agreement, or any of its or their representations in this Agreement not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects; or

          (d) as otherwise provided in this Agreement.

     9.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 6.4, this Section 9.2 and
Article 11. Termination of this Agreement pursuant to paragraphs 9.1(a), (b),
(c) or, except as otherwise provided in this Agreement, (d), shall not limit or impair any remedies that either Sellers or Buyer may have with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement or any Transaction Document.

                                  ARTICLE 10

                               Indemnification.

     10.1 Indemnification by Sellers. From and after Closing, Sellers jointly and severally shall indemnify and hold harmless Buyer and its affiliates and their respective officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

          (a) any representations and warranties of Sellers in this Agreement not being true and accurate when made or at Closing;

          (b) any failure by Sellers to perform any of their covenants, agreements, or obligations in this Agreement;

          (c) the development operations, closure, remediation and reclamation of the McCoy/Cove Complex prior to Closing, including but not limited to the payment and performance of its obligations under or with respect to the Summa Royalty with respect to periods prior to Closing, but excluding any liabilities arising out of the development, operations, closure, remediation or reclamation of the McCoy/Cove Complex that are Assumed Liabilities; and

          (d) all other liabilities and obligations of Sellers that are not Assumed Liabilities.

If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, an Encumbrance, attachment, garnishment, or execution is placed or made upon any of the properties or assets owned or leased by Buyer or any other Indemnitee under this Section, in addition to any indemnity obligation of Sellers under this Section, Sellers shall furnish a bond sufficient to obtain the prompt release thereof within five days from receipt of notice relating thereto.

     10.2 Indemnification by Buyer. From and after Closing, Buyer shall indemnify and hold harmless Sellers and their affiliates and their respective officers and directors, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

          (a) any representations and warranties of Buyer in this Agreement not being true and accurate when made or at Closing;

          (b) any failure by Buyer to perform any of its covenants, agreements, or obligations in this Agreement; and

          (c) the Assumed Liabilities.

     10.3 Procedure for Indemnified Third Party Claim. Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 10.1 or 10.2, the Indemnitee shall give written notice thereof to Sellers if the Indemnitee is a Person entitled to indemnification under Section 10.1, or Buyer, if the Indemnitee is a Person entitled to indemnification under Section 10.2 (in either case, the "Indemnitor"), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. If any Litigation shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Litigation and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any Litigation if (i) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor, (ii) such Litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor, or (iii) the Indemnitor shall not have assumed the defense of the Litigation in a timely fashion (but in any event within thirty days of notice of such Litigation). If the Indemnitor shall assume the defense of any Litigation, the Indemnitee shall be entitled to participate in any Litigation at its expense, and the Indemnitor shall not settle such Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, from all liability with respect to the matters that are subject to such Litigation, or otherwise shall have been approved reasonably by the Indemnitee.

     10.4 Payment of Indemnification Amounts and Related Matters. Amounts payable pursuant to Sections 10.1 or 10.2 shall be payable by the Indemnitor as incurred by the Indemnitee, and shall bear interest at the Prime Rate from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification by the Indemnitor.

     10.5 Survival. The representations and warranties of Buyer and Sellers in this Agreement shall survive Closing.

     10.6 Other Indemnification. The provisions of Sections 10.3 and 10.4 shall be applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Sections 10.3 and 10.4 to Sections 10.1 and 10.2 shall be deemed to be references to such other provisions of this Agreement.

                                  ARTICLE 11

                           Miscellaneous Provisions.

     11.1 Expenses. Except as otherwise provided in Section 11.13 or elsewhere in this Agreement, each of the parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

     11.2 Brokerage. Sellers shall indemnify and hold Buyer harmless from and against any and all Losses arising from any employment by them of, or services rendered to them by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. Buyer shall indemnify and hold Sellers harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

     11.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein or in any Transaction Document. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement or any Transaction Document shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     11.4 Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement or any Transaction Document shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

          To Sellers:

          c/o Echo Bay Mines Ltd.
          10180 101 Street, Suite 1210
          Edmonton, Alberta T5J3S4
          Attention: Vice-President and Secretary
          Facsimile: (780) 424-4684

          To Buyer:

          Newmont USA Limited
          1700 Lincoln Street, Suite 2800
          Denver, CO 80203
          Attention: Land Department
          Facsimile: (303) 837-5851

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective,
(i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, upon receipt, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

     11.5 Entire Agreement; Amendments. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

     11.6 Binding Effect; Benefits. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither Buyer nor Sellers shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other. For purposes of this Section any change in control of Buyer or Sellers, other than as a result of the Related Transactions, shall constitute an assignment of this Agreement. Notwithstanding the foregoing, Buyer shall be entitled to assign this Agreement, in whole or in part, to any Affiliate of Buyer without the consent of Sellers.

     11.7 Headings, Schedules, and Exhibits. The section and other headings in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement. Reference to Exhibits shall, unless otherwise indicated, refer to the Exhibits attached to this Agreement and reference to Schedules shall refer to the Schedules delivered by Sellers to Buyer pursuant to Section 6.6, each of which shall be incorporated in and constitute a part of this Agreement by such reference. Any item that could be deemed to be properly disclosable on more than one Schedule to this Agreement shall be deemed to be properly disclosed on all such Schedules if it is disclosed in reasonable detail on any Schedule to the Agreement.

     11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

     11.9 Governing Law. The validity, performance, and enforcement of this agreement and all transaction documents, unless expressly provided to the contrary, shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflicts of law of such State.

     11.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

     11.11 Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Sellers) other than the parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

     11.12 Construction. This Agreement has been negotiated by Buyer and Sellers and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any interpretation of this Agreement.

     11.13 Attorneys' Fees. If any Litigation between Sellers and Buyer with respect to this Agreement or the transaction contemplated hereby shall be resolved or adjudicated by a Judgment of any court, the party prevailing under such Judgment shall be entitled, as part of such Judgment, to recover from the other party its reasonable attorneys' fees and costs and expenses of litigation.

     11.14 Risk of Loss; Condemnation.

          (a) Sellers shall bear the risk of any loss or damage to the Assets resulting from fire or other casualty (except reasonable wear and tear) at all times prior to Closing. If any such loss or damage occurs prior to Closing (i) Sellers immediately shall notify Buyer of such occurrence; and (ii) at Closing, Sellers shall deliver to Buyer all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage, or Sellers shall assign to Buyer the rights to any such proceeds not yet paid over to Sellers.

          (b) If, prior to Closing, any material part of or interest in the Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Sellers or Buyer that it intends to condemn all or any part of the Assets (such event being called, in either case, a "Taking"), (i) Buyer shall have the sole right, in the name of Sellers, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking; (ii) Sellers shall be relieved of their obligation to convey to Buyer the Assets or interests that are the subject of the Taking; (iii) at Closing, Sellers shall assign to Buyer all of Sellers' rights to all damages payable with respect to such Taking and shall pay to Buyer all damages previously paid to any Seller with respect to the Taking; and (iv) following Closing, Sellers shall give Buyer such further assurances of such rights and assignment with respect to the Taking as Buyer from time to time reasonably may request.

     Buyer and Sellers have executed this Agreement as of the date first written above.


                                    SELLERS

                                    Echo Bay Exploration Inc.


                                    By: /s/ Robert L. Leclerc
                                        -------------------------------------
                                        Name:  Robert L. Leclerc
                                        Title: Chairman and Chief Executive
                                               Officer


                                    Echo Bay Minerals Company


                                    By: /s/ Robert L. Leclerc
                                        -------------------------------------
                                        Name:  Robert L. Leclerc
                                        Title: Chairman and Chief Executive
                                               Officer


                                    BUYER

                                    Newmont USA Limited dba Newmont Mining
                                    Corporation

                                    By: /s/ Britt D. Banks
                                        -------------------------------------
                                        Name:  Britt D. Banks
                                        Title: Vice President, General
                                               Counsel & Secretary

                     EXHIBITS TO ASSET PURCHASE AGREEMENT




Exhibit No.                         Exhibit

Exhibit 8.2(a)                      Bill of Sale and General Assignment

Exhibit 8.2(b)                      Grant, Bargain and Sale Deed

Exhibit 8.2(c)                      Mining Deed

Exhibit 8.2(d)                      Termination Agreement

Exhibit 8.2(f)                      FIRPTA Affidavit

Exhibit 8.3(a)                      Assumption Agreement




     A copy of any omitted Exhibit will be provided to the SEC upon request.